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8229 Boone Boulevard,
Suite 802                                            COMPANY CONTACT:
Vienna, VA  22182.  USA                              Gavin de Windt
Telephone (703) 506-9460                             CEL-SCI Corporation
www.cel-sci.com                                      (703) 506-9460

CEL-SCI Announces That the NYSE MKT Approves Plan

VIENNA, VA, February 27, 2017 - CEL-SCI Corporation (NYSE MKT: CVM) announces that the NYSE MKT (the "Exchange") has accepted the Company's plan to bring itself into compliance with the Exchange's continued listing standards.

The Company previously received notice from the Exchange on December 9, 2016, indicating the Company is below compliance with Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iii) since it reported a stockholders' equity deficit as of June 30, 2016 and had a net losses in its 5 most recent fiscal years ended September 30, 2015. The Company was afforded the opportunity to submit a plan to regain compliance, and on January 9, 2017 the Company submitted its plan to the Exchange.

On February 24, 2017 the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company until June 11, 2018 to regain compliance with the continued listing standards. The Company will be subject to periodic review during this period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the period could result in the Company being delisted from the NYSE MKT. The Company may then appeal a staff determination to initiate such proceedings in accordance with the exchange's Company Guide.

About CEL-SCI Corporation

CEL-SCI's work is focused on finding the best way to activate the immune system to fight cancer and infectious diseases. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K and 10-K/A for the year ended September 30, 2016. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.\